To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission on October 29, 2009
Commission File Number: 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USCORP

 (Exact name of registrant as specified in its charter)

NEVADA	87-0403330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

USCORP 2009 Stock Incentive Plan

(Full title of the plan)

CSS Nevada, Inc., 4535 W. Sahara Avenue, Suite 200
Las Vegas, Nevada 89102
(Name and Address of Agent for Service)
(702) 933-4030
(Telephone number including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
	Proposed	Proposed
	Maximum	Maximum
Title of Securities	Amount of	Offering
to be Registered	Shares to be	Price Per	Aggregate	Amount
Registered(1) Share	Price	Fee(1)(2)	Offering	of Reg.
$0.01 par value Common A Stock	10,000,000	$0.07	$630,000	$35.15
Totals	10,000,000	$0.07	$630,000	$35.15

Total No. of pages: 24

(1) This Registration Statement covers up to 10,000,000 shares (the “Shares”) of Class A Common Stock of USCorp (the “Company”), par value $.01 per share, to be issued under the USCorp 2009 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “Act”), the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.
(2) Based upon the average bid and asked prices of the Company’s Class A Common Stock in over-the-counter trading on October 26, 2009. Value stated for purpose of calculating the registration fee.

PROSPECTUS

USCORP
4535 W. Sahara Ave., Suite 200
Las Vegas, NV 89102
(702) 933-4034

(10,000,000 SHARES OF CLASS A COMMON STOCK)

This Prospectus relates to the reservation and issuance by USCORP (the “Company”), a Nevada corporation, of10,000,000 shares of its Class A common stock, $0.01 par value (the “Shares”), to be issued to certain employee, officers, directors, consultants or advisors of the Company or any of its subsidiaries or affiliates (the “Eligible Individuals”) pursuant to its 2009 Stock Incentive Plan (the “Plan”).

Under the terms of the Plan the Administrator (as such term is defined in the Plan) shall have the authority to select the Eligible Individuals to whom awards may be granted as well as to determine the terms and conditions for such award.

The Shares are not subject to any restriction on transferability. Recipients of Shares other than by persons who are affiliates of the Company within the meaning of the Securities Act of 1933, as amended (the “Act”) may sell all or part of the Shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being granted to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) which would limit their discretion in transferring the Shares. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information — Restrictions on Resale).

The Shares are listed on the OTC bulletin board under the symbol “USCS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1) under the Act.

The date of this Prospectus is October 29, 2009

This Prospectus is not part of any Registration Statement, which was filed and been effective under the Act and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the Commission under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either this Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates. In addition the Shares are quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	1
ITEM 1. PLAN INFORMATION	1
GENERAL INFORMATION	1
The Company	1
Purpose	1
Common Stock
The Company 2009 Stock Incentive Plan
No Restrictions on Transfer
Tax Treatment to the Individual
Tax Treatment to the Company	3
Restrictions on Resale In The Case of Affiliates	3
DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION	3

Legal Opinion and Experts
Indemnification of Officers and Directors
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	4
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE	4
ITEM 4. DESCRIPTION OF SECURITIES	4
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL	4
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS	4
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED	5
ITEM 8. EXHIBITS	5
ITEM 9. UNDERTAKINGS	6
EXHIBIT INDEX	8

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

(a) GENERAL PLAN INFORMATION

THE COMPANY

USCorp is a Nevada Corporation which has its principal offices at 4535 W. Sahara Ave., Suite 200, Las Vegas, NV 89102, telephone (702) 933-4034.  The securities to be offered hereunder are pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”).

PURPOSES

Pursuant to the  Plan, the Company will issue (i) Non-Qualified Stock Option (the “Stock Options”) which, when exercised, entitles the holders thereof to purchase shares of the Company’s Class A common stock at a price to be set forth pursuant to the Plan; and (ii) shares of the Company’s Class A common stock, par value $0.01 (the “Common Stock”).  The Plan is being adopted in order to further provide a method whereby the Company’s current employees, officers, directors, consultants and advisors may be granted incentives directly related to their performance and to allow the Company to secure and retain highly qualified employees, officers, directors, consultants and advisors, thereby advancing the interests of the Company, and all of its shareholders. A copy of the Plan has been filed as an exhibit to this Registration Statement.

IMPORTANT TERMS OF THE PLAN

Duration

The Plan was adopted on October 25, 2009, subject to approval by the Company’s stockholders within 12 months after such adoption date.  The Plan provides that, unless the Plan is earlier discontinued by the Board as provided herein, no award pursuant thereto shall be granted on or after December 31, 2019.

Amendments

The Plan may be amended, altered or may be discontinued by the Board of Directors of the Company, provided however, that such amendment or alteration, or in the event that the Plan is discontinues, such action shall not adversely affect the rights of an Eligible Individual to whom an award has previously been granted without such Eligible Individual’s consent.

ERISA

Not applicable.

Administrators

The Plan shall be administered by the Plan Committee consisting of a minimum of two (2) non-employee directors of the Company’s Board of Directors (the “Administrators).  Pursuant to the terms of the Plan, the Administrators are granted sole authority to determine the terms of any grant of Stock Options or Common Stock.

Additional Information

Additional information regarding the plan and its administrators can be obtained by writing to:

The Plan Administrators
USCorp, 4535 W. Sahara Avenue, Suite 200
Las Vegas, Nevada 89102
(702) 933-4030

(b)  SECURITIES OFFERD

Under the Plan, a maximum of 10,000,000 shares of the Company’s Class A common stock, par value $0.01 may be issued to the Eligible Individuals.

Each share of the Company’s common stock grants the holder thereof 1 vote for every share of common stock then held in all matters brought before the shareholders.

(c)  EMPLOYEES WHO MAY PARTICIPATE

The Plan grants the Administrator authority to grant Stock Options or Common Stock to certain employee, officers, directors, consultants or advisors of the Company or any of its subsidiaries or affiliates.

(d)  PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED.

The terms of the Plan provide that the Administrators shall have sole authority to issue the Stock Options and/or the Common Stock under terms that it deems necessary.  The Plan further provides that the provisions for an award of such Stock Options or Common Stock need not be the same for each Eligible Individual.  However, the Plan provides for the following requirements relating to Stock Options granted under the Plan:

(a) The exercise price per share purchasable under a Stock Option shall be determined by the Administrator. However, the exercise price shall be not less than the Fair Market Value on the date the Stock Option is granted.

(b)  Stock Options shall be exercisable at such time or times, and subject to such terms and conditions, as shall be determined by the Administrator.

(c) Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares subject to the Stock Option to be purchased. The exercise price of any Stock Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or by one or more of the following:

(1) in shares already owned by the holder of the Stock Option, provided that in the case of restricted shares the holder of the Stock Option shall have owned such shares for more than six (6) months,  based in any such instance on the fair market value of the shares on the date the  Stock Option is exercised;

(2) by irrevocably authorizing a third party to sell shares (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a portion of the proceeds to pay the entire exercise price resulting from such exercise; or

(3) by any combination of cash and/or any one or more of the methods specified in clauses (1) and (2).

Notwithstanding the foregoing, a form of payment shall not be permitted to the extent it would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes. No shares shall be issued upon exercise of a Stock Option until full payment therefore has been made. Upon exercise of a Stock Option (or a portion thereof), the Company shall have a reasonable time to issue the shares, and the holder of the Stock Option shall not be treated as a stockholder for any purposes whatsoever prior to such issuance.

(e)  RESALE RESTRICTIONS

Upon the grant of the Common Stock or the exercise of the Stock Options, the Recipients will become the record and beneficial owners of the Shares upon issuance and delivery and will be entitled to all of the rights of ownership, and no restrictions will be provided regarding the resale thereof.

(f)  TAX EFFECT OF PLAN PARTICIPATION

Tax Treatment to the Eligible Individuals

With respect to individuals receiving Common Stock, or shares pursuant to the exercise of a Stock Option at an exercise price below the fair market value of the Shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes. The Eligible Individual granted an award under the Plan is urged to consult his tax advisor on this matter. Further, if any Eligible Individual is an “affiliate,” Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any Eligible Individual granted an award under the Plan (the “Recipient”) in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the Recipient recognizes income.

Restrictions of Resales in the Case of Affiliates

In the event that an affiliate of the Company acquires Shares hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring Shares hereunder has sold or sells any Shares in the six months preceding or following the receipt of Shares hereunder, any so called “profit,” as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the Recipient to the Company. Services rendered have been recognized as valid consideration for the “purchase” of Shares in connection with the “profit” computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any “profit” computation under 16(b) the price paid for the Shares issued to affiliates is equal to the value of services rendered. Shares acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

(g)  Not Applicable

(h) ASSIGNMENT OF INTEREST

The Plan provides that, except as otherwise provided in the applicable Stock Option agreement, a Stock Option (i) shall be transferable by the Recipient to a Family Member of such Recipient, provided that (A) any such transfer shall be by gift with no consideration and (B) no subsequent transfer of such Stock Option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution.

(i)  Not Applicable

(j)  Not Applicable

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Act will be furnished without charge upon written or oral request. Requests should be addressed to:  USCORP, 4535 W. Sahara Ave., Suite 200, Las Vegas, NV 89102, telephone (702) 933-4034.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant’s latest Annual Report on Form 10-K for the year ended September 30, 2008, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the Company’s latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed, which contains, either directly or by incorporation by reference, audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b) Registrant’s Quarterly Reports on Form 10-Q for the periods ended subsequent to September 30 2008 and Current Reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c) All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-register all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES

No description of the class of securities (i.e., the $0.01 par value Class A Common Stock) is required under this item because the Shares are registered under Section 12 of the Exchange Act.

Since its inception, the Company has not paid any cash dividend on its Shares and does anticipate that it will pay cash dividends in the foreseeable future. Registrant is registering hereunder 10,000,000 shares of its authorized but unissued common stock which are intended to be issued pursuant to awards made under the Plan. All Shares now outstanding are fully paid for and non-assessable and all Shares that are the subject of this Registration Statement, when issued, will also be fully paid and non-assessable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s by-laws, in accordance with the Nevada Revised Statutes, provide that to the extent he/she is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company’s request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

 (a) he acted honestly and in good faith with a view to the best interests of the Company; and

 (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Nevada Revised Statutes provide that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty as a director except for liability  (i) for any breach of the directors’ duty of loyalty to the Company or its shareholders,  (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit. Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such  indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine. However, as of the date hereof, no such insurance has been purchased by the Company.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.    EXHIBITS

         (a) The following exhibits are filed as part of this Registration Statement on Form S-8 pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

EXHIBIT
NUMBER	TITLE

5.	Opinion of Gersten Savage LLP regarding the legality of the securities registered.

10.	USCorp. 2009 Stock Incentive Plan.

23.1	Consent of Gersten Savage LLP( included in Exhibit 5)

23.2	Consent of Donahue Associates, LLC.

Powers of Attorney from the members of the Board of Directors of the Registrant (contained on the signature page).

ITEM 9.    UNDERTAKINGS

         Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high amounts of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 124(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, paragraphs (i) and (ii) shall not apply if the information required being included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant small business issuer under the Exchange Act.

(2)     That, for the purpose of determining any liability under the Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Palm Springs, CA the 29th day of October, 2009.

USCORP
(Registrant)
By:	/s/ Robert Dultz
Robert Dultz
Chief Executive Officer, President and
Acting Chief Financial officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby appoints Robert Dultz or Larry Dietz as attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to the Registration Statement.

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Robert Dultz	Chairman, Chief Executive Officer,	October 29, 2009
Robert Dultz	Acting Chief Financial Officer

/s/ Larry Dietz	President, Secretary,	October 29, 2009
Larry Dietz	Treasurer and Director

/s/ Carl O’Baugh	Director	October 29, 2009
Carl O’Baugh

/s/ Judith Ahrens	Director	October 29, 2009
Judith Ahrens

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
Statement	Description

5.1	Opinion of Gersten Savage LLP

23.1	Consent of Gersten Savage LLP ( included in Exhibit 5.1)

23.2	Consent of Donahue Associates, LLC

99.1	2009 Stock Incentive Plan